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                        INDEPENDENT ACCOUNTANTS' REPORT



The Board of Directors
Zions Mortgage Company:


We have examined management's assertion about Zions Mortgage Company's (a wholly owned subsidiary of Zions First National Bank) (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS
(USAP) as of and for the year ended December 31, 1995, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that except for the noncompliance described in the following paragraph, the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1995 is fairly stated, in all material respects.

As discussed in the management's assertion, the custodial bank account reconciliations were not prepared within 45 days after month-end, were not appropriately reviewed, and contained reconciling items that were not resolved within 90 days.



                                                        /s/KPMG Peat Marwick LLP




February 23, 1996



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